EXHIBIT 99.1

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CONTACT:	Corporate Communications 404-715-2554 Investor Relations 404-715-6679

Delta Air Lines Updates Progress on Its Transformation Plan and Other Financial Information

ATLANTA, Nov. 8,    2004 – Delta Air Lines (NYSE: DAL) today provided an update to the progress made on its transformation plan and other financial information:

Tentative Agreement between Delta and Air Line Pilots Association (ALPA)
On Oct. 28, 2004, Delta and its pilots union reached a tentative agreement that will provide the company with $1 billion in annual cost savings.  The agreement (1) includes a 32.5 percent reduction to base pay rates on Dec. 1, 2004; (2) does not include any scheduled increases in base pay rates; and (3) includes benefit changes such as a 16 percent reduction in vacation pay, increased cost sharing for active pilot and retiree medical benefits, the amendment of the defined benefit pension plan to stop service accrual as of Dec. 31, 2004, and the establishment of a defined contribution pension plan as of Jan. 1, 2005.  The tentative agreement is subject to a ratification vote by the union membership, which is expected to be completed on Nov. 11, 2004.  The agreement, if ratified, would become amendable on Dec. 31, 2009.

Equity Grant
As part of its restructuring plan, Delta will provide an employee incentive program for U.S. based employees, including pilots. One element of this program is a broad-based non-qualified stock option grant.   In the near term, the company plans to issue to approximately 57,000 employees (excluding officers and directors) stock options to purchase a total of approximately 63 million shares of common stock, subject to New York Stock Exchange (NYSE) acceptance of Delta’s application for an exception from the NYSE’s shareowner approval requirement.  The exercise price of the stock options would be equal to the closing price of the common stock on the NYSE on the date of the grant.  The options would become exercisable in three equal installments on the first, second and third anniversaries of the grant date, and unexercised stock options would expire at the close of business on the sixth anniversary of the grant date.

In addition, also subject to NYSE approval, Delta expects to issue up to 12 million shares of common stock to certain debt holders who agree to defer indebtedness maturing in the near term, and aircraft lessors who participate in the company’s aircraft financing concession program.

Newly Negotiated Vendor Agreements
Delta has received commitments from over 100 of its vendors and suppliers for approximately $29 million in annual savings.  The company is in negotiations to obtain additional savings of similar size from other vendors and suppliers.

Liquidity
Delta’s commitments for financing include minimum cash requirements.   To comply with these requirements, the company expects that it will need an additional $135 million in liquidity in early 2006 above the amounts previously disclosed.  This projection assumes that the previously reported exchange offer is consummated only with respect to the Short –Term Existing Securities, and that the collateral reserved for the Intermediate and Long – Term Existing Securities under the exchange offer is instead used by Delta to secure additional financing in the range of $130 million to $150 million.

As a result of the completion of certain initiatives, Delta has achieved approximately $50 million of the additional $135 million in additional liquidity it expects it will need in early 2006.    Delta is currently pursuing a number of other financing transactions to meet the remaining $85 million.

Financing Commitment
As previously disclosed, Delta entered into a commitment letter with GE Commercial Finance to provide Delta with $500 million of financing, subject to significant conditions.  The financing would be secured by a portion of Delta’s accounts receivable, aircraft, real property, spare parts, flight simulators, ground equipment, landing slots and international routes and a pledge of stock of subsidiaries and other investments.  The current market value and orderly liquidation value of this collateral are preliminarily estimated to be approximately $3.5 billion and $2.2 billion, respectively.

The exchange offer is being made only to "qualified institutional buyers," as such term is defined in Rule 144A under the Securities Act of 1933, as amended. The exchange offer will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, any securities issued in the exchange offer may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities offered in the exchange offer.

Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to reduce operating expenses, our ability to obtain necessary financing or debt payment deferrals to meet our liquidity needs, our pension plan funding obligations, pilot early retirements, the cost of aircraft fuel, the effect of credit ratings downgrades, interruptions or disruptions in service at one of our hub airports, our increasing dependence on technology in our operations, the outcome of negotiations on collective bargaining agreements and other labor issues, the effects of terrorist attacks, restructurings by competitors and competitive conditions in the airline industry. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 8-K filed with the commission on Sept. 15, 2004 and its Form 8-K filed with the commission on Oct. 15, 2004. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of Nov. 8, 2004, and which Delta has no current intention to update.

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